Exhibit 12

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                      Ford Motor Company and Subsidiaries
CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
----------------------------------------------------------------------------------------
                                  (in millions)


                                                                 Three           For the Years Ended December 31
                                                                 Months  ---------------------------------------------------------
                                                                  2004      2003        2002       2001       2000       1999
                                                               ---------  ---------- ---------- ---------- ----------- -----------
Earnings
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Income before income taxes and cumulative effects
 of changes in accounting principles a/                        $ 2,889    $ 1,370    $   951    $(7,419)    $ 8,311    $ 9,856
Less:  Equity in net (income)/loss of affiliates
        included in income before income taxes                     (60)      (155)       137        550          50          3
                                                               -------    -------    -------    -------     -------    -------
Adjusted income                                                  2,829      1,215      1,088     (6,869)      8,361      9,859
Adjusted fixed charges b/                                        1,977      8,428      9,653     11,218      11,264      9,326
                                                               -------     -------   -------    -------     -------    -------
  Earnings                                                     $ 4,806    $ 9,643    $10,741    $ 4,349     $19,625    $19,185
                                                               =======    =======    =======    =======     =======    =======

Combined Fixed Charges and Preferred Stock Dividends
----------------------------------------------------
Interest expense c/                                            $ 1,857    $ 7,753    $ 8,883    $10,860    $10,892     $ 9,015
Interest portion of rental expense d/                              115        439        370        323        296         250
Preferred Stock dividend requirements of
 majority owned subsidiaries and trusts                              -        190        353         55         55          55
                                                               -------    -------    -------    -------    -------     -------
  Fixed charges                                                  1,972      8,382      9,606     11,238     11,243       9,320
Ford Preferred Stock dividend requirements e/                        -          -         22         22         22          22
                                                               -------    -------    -------    -------    -------     -------
  Total combined fixed charges
   and Preferred Stock dividends                               $ 1,972    $ 8,382    $ 9,628    $11,260    $11,265     $ 9,342
                                                               =======    =======    =======    =======    =======     =======

Ratios
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  Ratio of earnings to fixed charges                               2.4        1.2        1.1         f/        1.7         2.1
  Ratio of earnings to combined fixed
   charges and Preferred Stock dividends                           2.4        1.2        1.1         f/        1.7         2.1

Discontinued operations are excluded from all amounts.
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a/  Income before taxes includes equity income from unconsolidated subsidiaries.
b/ Fixed charges, as shown above, adjusted to exclude the amount of interest capitalized during the period and Preferred Stock dividend requirements of majority owned subsidiaries and trusts.
c/ Includes interest, whether expensed or capitalized, and amortization of debt expense and discount or premium relating to any indebtedness.
d/  One-third of all rental expense is deemed to be interest.
e/ Preferred Stock dividend requirements of Ford Motor Company were increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements based on Ford Motor Company's effective income tax rates.
f/ Earnings for the year ended December 31, 2001 were inadequate to cover fixed charges. The coverage deficiency was $6.7 billion for ratio of earnings to fixed charges and $6.8 billion for ratio of earnings to combined fixed charges and preferred stock dividends.